                                                                   EXHIBIT 2.(a)

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                            UNION ELECTRIC COMPANY,


                              CIPSCO INCORPORATED,


                              ARCH HOLDING CORP.,


                                      AND


                                ARCH MERGER INC.


                          DATED AS OF AUGUST 11, 1995

                               TABLE OF CONTENTS

                                                                Page
                                                                ----
                                   ARTICLE I

                                  THE MERGERS

SECTION 1.1    The Mergers....................................   2
SECTION 1.2    Effects of the Mergers.........................   2
SECTION 1.3    Effective Time of the Mergers..................   3



                                  ARTICLE II

                              TREATMENT OF SHARES

SECTION 2.1    Effect of the Mergers on Capital Stock.........   3
SECTION 2.2    Dissenting Shares..............................   5
SECTION 2.3    Exchange of Certificates.......................   6



                                  ARTICLE III

                                  THE CLOSING

SECTION 3.1    Closing........................................   8



                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF CIPSCO

SECTION 4.1    Organization and Qualification.................   8
SECTION 4.2    Subsidiaries...................................   9
SECTION 4.3    Capitalization.................................  10
SECTION 4.4    Authority; Non-Contravention; Statutory
                 Approvals; Compliance........................  11
SECTION 4.5    Reports and Financial Statements...............  13
SECTION 4.6    Absence of Certain Changes or Events...........  14
SECTION 4.7    Litigation.....................................  14
SECTION 4.8    Registration Statement and Proxy
                 Statement....................................  14
SECTION 4.9    Tax Matters....................................  15
SECTION 4.10   Employee Matters; ERISA........................  17
SECTION 4.11   Environmental Protection.......................  20
SECTION 4.12   Regulation as a Utility........................  23
SECTION 4.13   Vote Required..................................  23

                                                               Page
                                                               ----

SECTION 4.14   Accounting Matters.............................  24
SECTION 4.15   Non-applicability of Certain Illinois
                 Law..........................................  24
SECTION 4.16   Opinion of Financial Advisor...................  24
SECTION 4.17   Insurance......................................  24
SECTION 4.18   Ownership of Union Electric Common Stock.......  25



                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF UNION ELECTRIC

SECTION 5.1    Organization and Qualification.................  25
SECTION 5.2    Subsidiaries...................................  25
SECTION 5.3    Capitalization.................................  26
SECTION 5.4    Authority; Non-Contravention; Statutory
                 Approvals; Compliance........................  27
SECTION 5.5    Reports and Financial Statements...............  29
SECTION 5.6    Absence of Certain Changes or Events...........  30
SECTION 5.7    Litigation.....................................  30
SECTION 5.8    Registration Statement and Proxy
                 Statement....................................  30
SECTION 5.9    Tax Matters....................................  31
SECTION 5.10   Employee Matters; ERISA........................  33
SECTION 5.11   Environmental Protection.......................  36
SECTION 5.12   Regulation as a Utility........................  38
SECTION 5.13   Vote Required..................................  38
SECTION 5.14   Accounting Matters.............................  38
SECTION 5.15   Non-applicability of Certain
                 Missouri Law.................................  38
SECTION 5.16   Opinion of Financial Advisor...................  38
SECTION 5.17   Insurance......................................  38
SECTION 5.18   Ownership of CIPSCO Common Stock...............  39
SECTION 5.19   Operations of Nuclear Power Plant..............  39



                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1    Covenants of the Parties.......................  39



                                 ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION 7.1    Access to Information..........................  49

                                                               Page
                                                               ----

SECTION 7.2    Joint Proxy Statement and Registration
                 Statement....................................  50
SECTION 7.3    Regulatory Matters.............................  51
SECTION 7.4    Shareholder Approval...........................  51
SECTION 7.5    Directors' and Officers'
                 Indemnification..............................  52
SECTION 7.6    Disclosure Schedules...........................  54
SECTION 7.7    Public Announcements...........................  55
SECTION 7.8    Rule 145 Affiliates............................  55
SECTION 7.9    Employee Agreements and Workforce
                 Matters......................................  55
SECTION 7.1    Employee Benefit Plans.........................  56
SECTION 7.11   Stock Option and Other Stock Plans.............  58
SECTION 7.12   No Solicitations...............................  60
SECTION 7.13   Company Board of Directors.....................  60
SECTION 7.14   Company Officers...............................  61
SECTION 7.15   Boards of Directors of Subsidiaries............  61
SECTION 7.16   Post-Merger Operations.........................  62
SECTION 7.17   Expenses.......................................  62
SECTION 7.18   Further Assurances.............................  62
SECTION 7.19   Charter and By-Law Amendments..................  63
SECTION 7.20   Transfers of Illinois Assets...................  63



                                 ARTICLE VIII

                                  CONDITIONS

SECTION 8.1    Conditions to Each Party's Obligation
                 to Effect the Mergers........................  63
SECTION 8.2    Conditions to Obligation of Union Electric
                 to Effect the Mergers........................  65
SECTION 8.3    Conditions to Obligation of CIPSCO to
                 Effect the Mergers...........................  66


                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER


SECTION 9.1   Termination.....................................  67
SECTION 9.2   Effect of Termination...........................  71
SECTION 9.3   Termination Fee; Expenses.......................  71
SECTION 9.4   Amendment.......................................  73
SECTION 9.5   Waiver..........................................  74

                                                               Page
                                                               ----

                                   ARTICLE X

                              GENERAL PROVISIONS

SECTION 10.1    Non-Survival; Effect of Representations
                  and Warranties..............................  74
SECTION 10.2    Brokers.......................................  74
SECTION 10.3    Notices.......................................  75
SECTION 10.4    Miscellaneous.................................  76
SECTION 10.5    Interpretation................................  76
SECTION 10.6    Counterparts; Effect..........................  76
SECTION 10.7    Parties in Interest...........................  76
SECTION 10.8    Waiver of Jury Trial and Certain
                  Damages.....................................  77
SECTION 10.9    Enforcement...................................  77


Exhibit A       Form of CIPSCO Stock Option Agreement

Exhibit B       Form of Union Electric Stock Option Agreement

Exhibit 7.8     Form of Affiliate Agreement

          AGREEMENT AND PLAN OF MERGER, dated as of August 11, 1995 (this "Agreement"), by and among Union Electric Company, a Missouri corporation ("Union Electric"), CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), Arch Holding Corp., a Missouri corporation (the "Company") and Arch Merger Inc., a Missouri corporation and a wholly owned subsidiary of the Company ("Merger Sub").

          WHEREAS, Union Electric and CIPSCO have determined to engage in a business combination transaction on the terms stated herein;

          WHEREAS, in furtherance thereof, Union Electric and CIPSCO have formed the Company, the capital stock of which is owned equally by Union Electric and CIPSCO, the Company has formed Merger Sub, and the respective Boards of Directors of Union Electric, CIPSCO, the Company and Merger Sub have approved this Agreement and the transactions contemplated hereby on the terms and conditions set forth in this Agreement (such transactions referred to herein collectively as the "Mergers");

          WHEREAS, the Board of Directors of Union Electric and the Board of Directors of CIPSCO have approved and CIPSCO has executed an agreement with Union Electric in the form of Exhibit A (the "CIPSCO Stock Option Agreement") whereby CIPSCO has granted Union Electric an option to purchase shares of its common stock upon the terms and conditions provided in such agreement;

          WHEREAS, the Board of Directors of Union Electric and the Board of Directors of CIPSCO has approved and Union Electric has executed an agreement with CIPSCO in the form of Exhibit B (the "Union Electric Stock Option Agreement") whereby Union Electric has granted CIPSCO an option to purchase shares of its common stock upon the terms and conditions provided in such agreement; and

          WHEREAS, for federal income tax purposes, it is intended that the parties hereto and their respective stockholders will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers;

          NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  THE MERGERS

        Section 1.1 The Mergers. Upon the terms and subject to the conditions of this Agreement:

          (a) At the Union Electric Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Union Electric (the "Union Electric Merger") in accordance with the laws of the State of Missouri. Union Electric shall be the surviving corporation in the Union Electric Merger and shall continue its corporate existence under the laws of the State of Missouri. The effects and the consequences of the Union Electric Merger shall be as set forth in Section 1.2(a). Throughout this Agreement, the term "Union Electric" shall refer to Union Electric prior to the Union Electric Merger or to Union Electric in its capacity as the surviving corporation in the Union Electric Merger, as the context requires.

          (b) At the Company Effective Time (as defined in Section 1.3), CIPSCO shall be merged with and into the Company (the "Company Merger") in accordance with the laws of the State of Missouri and the State of Illinois. The Company shall be the surviving corporation in the Company Merger and shall continue its corporate existence under the laws of the State of Missouri. The effects and the consequences of the Company Merger shall be as set forth in Section 1.2(b).

        Section 1.2  Effects of the Mergers.

          (a) At the Union Electric Effective Time, (i) the articles of incorporation of Union Electric, as in effect immediately prior to the Union Electric Effective Time, shall be the articles of incorporation of the surviving corporation in the Union Electric Merger until thereafter amended as provided by law and such articles of incorporation, and (ii) the by-laws of Union Electric, as in effect immediately prior to the Union Electric Effective Time, shall be the by-laws of the surviving corporation in the Union Electric Merger until thereafter amended as provided by law, the articles of incorporation of the surviving corporation in the Union Electric Merger and such by-laws. Subject to the foregoing, the additional effects of the Union Electric Merger shall be as provided in the applicable provisions of the General and Business Corporation Law of the State of Missouri (the "MGBCL").

          (b) At the Company Effective Time, (i) the articles of incorporation of the Company, as in effect immediately prior to the Company Effective Time (which shall be amended and restated in a form agreed to by Union Electric and CIPSCO pursuant to Section 7.19) shall be the articles of incorporation of the surviving corporation in the Company Merger (the "Articles of Incorporation") until thereafter amended as provided by law and the Articles of Incorporation, and (ii) the by-laws of the Company shall be amended and restated in a form agreed to by Union Electric and CIPSCO and, as so amended and restated, shall be the by-laws of the surviving corporation in the Company Merger (the "By-laws") until thereafter amended as provided by law, the Articles of Incorporation and the By-laws. Subject to the foregoing, the additional effects of the Company Merger shall be as provided in the applicable provisions of the MGBCL and the Business Corporation Act of 1983 of the State of Illinois (the "IBCL").

          Section 1.3 Effective Time of the Mergers. On the Closing Date (as defined in Section 3.1), (a) with respect to the Union Electric Merger, articles of merger complying with the requirements of the MGBCL shall be filed with the Secretary of State of the State of Missouri and (b) with respect to the Company Merger, articles of merger complying with the requirements of the MGBCL and the IBCL shall be filed with the Secretary of State of the State of Missouri and the Secretary of State of the State of Illinois. The Union Electric Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri (the "Union Electric Effective Time"). The Company Merger shall become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Missouri or upon the issuance of a certificate of merger by the Secretary of State of the State of Illinois, whichever occurs later (the "Company Effective Time" or the "Effective Time"). The Union Electric Effective Time shall be immediately prior to the Company Effective Time.


                                   ARTICLE II

                              TREATMENT OF SHARES

   Section 2.1  Effect of the Mergers on Capital Stock.

   (a) At the Union Electric Effective Time, by virtue of the Union Electric Merger and without any action on the part of any holder of any capital stock of Union Electric or Merger Sub:

          (i) Conversion of Merger Sub Stock. Each share of Common Stock, par value $5.00 per share, of Merger Sub (the "Merger Sub Common Stock") shall be converted into one share of common stock of the surviving corporation in the Union Electric Merger.

     (ii) Cancellation of Union Electric Treasury Stock. Each share of Union Electric Common Stock that is owned by Union Electric as treasury stock and all shares of Union Electric Common Stock that are owned, directly or indirectly, by Union Electric or CIPSCO or any of their respective wholly owned subsidiaries shall be cancelled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor.

     (iii) Conversion of Union Electric Common Stock. Each issued and outstanding share of Common Stock, par value $5.00 per share, of Union Electric (the "Union Electric Common Stock"), other than Union Electric Dissenting Shares (as defined in Section 2.2) and shares cancelled pursuant to Section 2.1(a)(ii) of this Agreement, shall be converted into the right to receive one (the "Union Electric Exchange Ratio") fully paid and non-assessable share of Common Stock, par value $5.00 per share, of the Company ("Company Common Stock"). Upon such conversion, each holder of a certificate formerly representing any such shares of Union Electric Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.3.

     (iv) No Change in Union Electric Preferred Stock. Each issued and outstanding share of Preferred Stock, without par value, of Union Electric (the "Union Electric Preferred Stock"), other than Union Electric Dissenting Shares, shall remain outstanding and shall continue to represent one fully paid and non-assessable share of preferred stock of the surviving corporation with identical rights (including dividend rates) and designations as were applicable to such share of Union Electric Preferred Stock immediately prior to the Union Electric Merger.

          (b) At the Company Effective Time, by virtue of the Company Merger and without any action on the part of any holder of any capital stock of CIPSCO or the Company:

     (i) Cancellation of Certain CIPSCO Stock. Each share of Common Stock, without par value, of CIPSCO (the "CIPSCO Common Stock") that is owned by CIPSCO as treasury stock, by subsidiaries of CIPSCO or by Union Electric, the Company or any of their respective subsidiaries shall be cancelled and cease to exist.

     (ii) Cancellation of Certain Company Common Stock. Each issued and outstanding share of Company Common Stock that is owned by CIPSCO, Union Electric or any of their wholly owned subsidiaries immediately prior to the Company Effective Time shall be cancelled and cease to exist.

     (iii) Treatment of Certain Company Common Stock. Each share of Company Common Stock issued pursuant to Section 2.1(a)(iii) hereof shall remain outstanding and shall continue to represent one share of Company Common Stock.

     (iv) Conversion of CIPSCO Common Stock. Each issued and outstanding share of CIPSCO Common Stock (other than shares cancelled pursuant to Section 2.1(b)(i)) shall be converted into the right to receive 1.03 (the "CIPSCO Exchange Ratio", and together with the Union Electric Exchange Ratio, the "Exchange Ratios") fully paid and non-assessable shares of Company Common Stock. Upon such conversion, each holder of a certificate formerly representing any such shares of CIPSCO Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

            Section 2.2  Dissenting Shares.

          (a) Shares of Union Electric Common Stock and Union Electric Preferred Stock held by any holder entitled to relief as a dissenting shareholder under
Section 351.455 of the MGBCL (the "Union Electric Dissenting Shares") shall not be converted into the right to receive Company Common Stock or remain outstanding as preferred stock of the surviving corporation, as the case may be, in the Union Electric Merger, but shall be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the MGBCL, unless and until the right of such holder to receive fair value for such Union Electric Dissenting Shares terminates in accordance with Section
351.455 of the MGBCL. If such right is terminated otherwise than by the purchase of such shares by Union Electric, then such shares shall cease to be Union Electric Dissenting Shares and shall be converted into and represent the right to receive Company Common Stock or preferred stock of the surviving corporation in the Union Electric Merger, as provided in Section 2.1(a).

          (b) Shares of CIPSCO Common Stock held by any holder entitled to relief as a dissenting shareholder under Section 5/11.65 of the IBCL (the "CIPSCO Dissenting Shares") shall be converted into the right to receive shares of Company Common Stock in accordance with Section 2.1(b)(iv) of this Agreement and shall thereafter be subject to sale or purchase as provided in applicable provisions of the IBCL.

            Section 2.3  Exchange of Certificates.

          (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank or trust company mutually agreeable to CIPSCO and Union Electric (the "Exchange Agent"), certificates representing shares of Company Common Stock required to effect the exchanges referred to in Section 2.1, together with cash payable in respect of fractional shares pursuant to Section 2.3(d).

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Union Electric Effective Time represented outstanding shares of Union Electric Common Stock or CIPSCO Common Stock (the "Certificates") that were converted (the "Converted Shares") into the right to receive shares of Company Common Stock (the "Company Shares") pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of Union Electric and CIPSCO), together with a duly executed letter of transmittal and such other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this
Article II. In the event of a transfer of ownership of Converted Shares which is not registered in the transfer records of Union Electric or CIPSCO, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 2.3.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

          (d) No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. A holder of CIPSCO Common Stock who would otherwise have been entitled to a fractional share of Company Common Stock shall be entitled to receive a cash payment in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of CIPSCO Common Stock on the New York Stock Exchange ("NYSE") Composite Tape for the ten business days prior to and including the last business day on which such stock was traded on the NYSE, without any interest thereon.

          (e) Closing of Transfer Books. From and after the Union Electric Effective Time or the Company Effective Time, as the case may be, the stock transfer books of Union Electric and CIPSCO shall be closed and no transfer of any capital stock of Union Electric or CIPSCO shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Company Shares as provided in Section 2.1 and in this Section 2.3.

          (f) Termination of Exchange Agent. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III

                                  THE CLOSING

   Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Union Electric, 1901 Chouteau Avenue, St. Louis, Missouri, at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and date and place as Union Electric and CIPSCO shall mutually agree (the "Closing Date").


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CIPSCO

   CIPSCO represents and warrants to Union Electric as follows:

   Section 4.1  Organization and Qualification.  Except as set forth in Section
4.1 of the CIPSCO Disclosure Schedule (as defined in Section 7.6(ii)), CIPSCO and each CIPSCO Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, (a) the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person, (b) the term "CIPSCO Subsidiary" shall mean those of the subsidiaries, joint ventures or general partnership interests of CIPSCO identified as CIPSCO Subsidiaries in Section 4.2 of the CIPSCO Disclosure Schedule and (c) the term "Direct Subsidiary" shall be deemed to mean CIPSCO Subsidiaries or Union Electric Subsidiaries (as defined in Section 5.1), as the case may be.

   Section 4.2 Subsidiaries. Section 4.2 of the CIPSCO Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of CIPSCO, including (a) the name of each such entity and CIPSCO's interest therein, and (b) as to each CIPSCO Subsidiary and CIPSCO Joint Venture (as defined below), a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the CIPSCO Disclosure Schedule, none of the CIPSCO Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the CIPSCO Disclosure Schedule, all of the issued and outstanding shares of capital stock of each CIPSCO Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by CIPSCO free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such CIPSCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity and (b) the term "CIPSCO Joint Venture" shall mean those of the joint ventures of CIPSCO or any CIPSCO Subsidiary identified as a CIPSCO Joint Venture in Section 4.2 of the CIPSCO Disclosure Schedule. CIPSCO has no subsidiaries, joint ventures, or general or limited partnership interests other than those listed as CIPSCO Subsidiaries on Section 4.2 of the CIPSCO Disclosure Schedule.

   Section 4.3 Capitalization. (a) The authorized capital stock of CIPSCO consists of 100,000,000 shares of CIPSCO Common Stock, and 4,600,000 shares of CIPSCO Preferred Stock. As of the close of business on August 11, 1995, there were issued and outstanding 34,069,542 shares of CIPSCO Common Stock and no shares of CIPSCO Preferred Stock. All of the issued and outstanding shares of the capital stock of CIPSCO are, and any shares of CIPSCO Common Stock issued pursuant to the CIPSCO Stock Option Agreement will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 4.3 of the CIPSCO Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating CIPSCO or any of the CIPSCO Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CIPSCO, or obligating CIPSCO to grant, extend or enter into any such agreement or commitment, other than under the CIPSCO Stock Option Agreement. There are no outstanding stock appreciation rights of CIPSCO which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of CIPSCO.

   (b) The authorized capital stock of Central Illinois Public Service Company, an Illinois corporation and a wholly owned subsidiary of CIPSCO ("CIPS") consists of 45,000,000 shares of common stock without par value ("CIPS Common Stock"), 2,000,000 shares of Cumulative Preferred Stock, par value $100 per share ("CIPS Preferred Stock"), and 2,600,000 shares of Preferred Stock without par value ("CIPS No-Par Preferred Stock"). As of the close of business on August 11, 1995, there were issued and outstanding 25,452,373 shares of CIPS Common

Stock (all of which were owned by CIPSCO), 800,000 shares of CIPS Preferred Stock (consisting of 150,000 shares of the 4% series, 50,000 shares of the 4.25% series, 75,000 shares of the 4.90% series, 50,000 shares of the 4.92% series, 50,000 shares of the 5.16% series, 125,000 shares of the 6.625% series, and 300,000 shares of the 1993 Auction A series), and no shares of CIPS No-Par Preferred Stock.

   Section 4.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

   (a) Authority. CIPSCO has all requisite corporate power and authority to enter into this Agreement and the CIPSCO Stock Option Agreement, and, subject to the applicable Shareholders' Approval (as defined in Section 4.13) and the applicable CIPSCO Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the CIPSCO Stock Option Agreement and the consummation by CIPSCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CIPSCO, subject, in the case of this Agreement, to obtaining the applicable CIPSCO Shareholders' Approval. Each of this Agreement and the CIPSCO Stock Option Agreement has been duly and validly executed and delivered by CIPSCO and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, constitutes the valid and binding obligation of CIPSCO enforceable against it in accordance with its terms.

   (b) Non-Contravention. Except as set forth in Section 4.4(b) of the CIPSCO Disclosure Schedule, the execution and delivery of this Agreement and the CIPSCO Stock Option Agreement by CIPSCO do not, and the consummation of the transactions contemplated hereby or thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to CIPSCO, such term when used in Article V having a correlative meaning with respect to Union Electric) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of CIPSCO or any of the CIPSCO Subsidiaries or the CIPSCO Joint Ventures, (ii) subject to obtaining the CIPSCO Required Statutory Approvals and the receipt of the CIPSCO Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to CIPSCO or any of the CIPSCO Subsidiaries or the CIPSCO Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the CIPSCO Disclosure Schedule (the "CIPSCO Required Consents") any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

   (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement or the CIPSCO Stock Option Agreement by CIPSCO or the consummation by CIPSCO of the transactions contemplated hereby or thereby, except as described in Section 4.4(c) of the CIPSCO Disclosure Schedule (the "CIPSCO Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such CIPSCO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

   (d)  Compliance.  Except as set forth in Section 4.4(d), Section 4.10 or
Section 4.11 of the CIPSCO Disclosure Schedule, or as disclosed in the CIPSCO SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither CIPSCO nor any of the CIPSCO Subsidiaries nor, to the knowledge of CIPSCO, any CIPSCO Joint Venture is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 4.4(d) of the CIPSCO Disclosure Schedule or in
Section 4.11 of the CIPSCO Disclosure Schedule, CIPSCO and the CIPSCO Subsidiaries and

CIPSCO Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 4.4(d) of the CIPSCO Disclosure Schedule, CIPSCO and each of the CIPSCO Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its articles of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

   Section 4.5 Reports and Financial Statements. The filings required to be made by CIPSCO and the CIPSCO Subsidiaries since January 1, 1990 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act, the Federal Power Act, as amended (the "Power Act"), the Atomic Energy Act of 1954, as amended (the "Atomic Energy Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. CIPSCO has made available to Union Electric a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CIPSCO with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "CIPSCO SEC Reports"). As of their respective dates, the CIPSCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of CIPSCO included in the CIPSCO SEC Reports (collectively, the "CIPSCO Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly
present the consolidated financial position of CIPSCO as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the articles of incorporation and by-laws of CIPSCO and of CIPS, as in effect on the date hereof, have been made available to Union Electric.

   Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the CIPSCO SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the CIPSCO Disclosure Schedule, from December 31, 1994, CIPSCO and each of the CIPSCO Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of CIPSCO and its subsidiaries taken as a whole (a "CIPSCO Material Adverse Effect").

   Section 4.7 Litigation. Except as disclosed in the CIPSCO SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section
4.11 of the CIPSCO Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of CIPSCO, threatened, nor are there, to the knowledge of CIPSCO, any material investigations or reviews pending or threatened against, relating to or affecting CIPSCO or any of the CIPSCO Subsidiaries, (ii) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to CIPSCO or any of the CIPSCO Subsidiaries.

   Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of CIPSCO for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Company Common Stock in the Mergers (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement, in definitive form, relating to the meetings of Union Electric and CIPSCO shareholders to be held in connection with the Merger (the "Proxy Statement") will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to CIPSCO or any CIPSCO Subsidiary, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

   Section 4.9 Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes CIPSCO or any of its subsidiaries, or Union Electric or any of its subsidiaries, as the case may be.

   Except as set forth in Section 4.9 of the CIPSCO Disclosure Schedule:

   (a) Filing of Timely Tax Returns. CIPSCO and each of the CIPSCO Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

   (b) Payment of Taxes. CIPSCO and each of the CIPSCO Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

   (c) Deferred Taxes. CIPSCO and the CIPSCO Subsidiaries have accounted for deferred income taxes in accordance with GAAP.

   (d) Tax Liens. There are no Tax liens upon the assets of CIPSCO or any of the CIPSCO Subsidiaries except liens for Taxes not yet due.

   (e) Withholding Taxes. CIPSCO and each of the CIPSCO Subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

   (f) Extensions of Time for Filing Tax Returns. Neither CIPSCO nor any of the CIPSCO Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

   (g) Waivers of Statute of Limitations. Neither CIPSCO nor any of the CIPSCO Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

   (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of CIPSCO and each of the CIPSCO Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against CIPSCO or any of the CIPSCO Subsidiaries that has not been resolved and paid in full.

   (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of CIPSCO or any of the CIPSCO Subsidiaries.

   (j) Powers of Attorney. No power of attorney currently in force has been granted by CIPSCO or any of the CIPSCO Subsidiaries concerning any Tax matter.

   (k) Tax Rulings. Neither CIPSCO nor any of the CIPSCO Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing

Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

   (l) Availability of Tax Returns. CIPSCO has made available to Union Electric complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by CIPSCO or any of the CIPSCO Subsidiaries since January 1, 1992, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by CIPSCO or any of the CIPSCO Subsidiaries and (iii) any Closing Agreements entered into by CIPSCO or any of the CIPSCO Subsidiaries with any taxing authority.

   (m) Tax Sharing Agreements. Neither CIPSCO nor any CIPSCO Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

   (n) Code Section 280G. Neither CIPSCO nor any of the CIPSCO Subsidiaries is a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

   (o) Liability for Others. Neither CIPSCO nor any of the CIPSCO Subsidiaries has any liability for Taxes of any person other than CIPSCO and the CIPSCO Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

   Section 4.10 Employee Matters; ERISA. Except as set forth in Section 4.10 of the CIPSCO Disclosure Schedule:

   (a) Benefit Plans. Section 4.10(a) of the CIPSCO Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees, directors or former directors of CIPSCO and each of the CIPSCO Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any severance or change in control agreement (collectively, the "CIPSCO Benefit Plans"). No CIPSCO Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

   (b) Contributions. All material contributions and other payments required to be made for any period through the date to which this representation speaks, by CIPSCO or any of the CIPSCO Subsidiaries to any CIPSCO Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the CIPSCO Financial Statements.

   (c) Qualification; Compliance. Each of the CIPSCO Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of CIPSCO, no circumstances exist that are reasonably expected by CIPSCO to result in the revocation of any such determination. CIPSCO and each of its subsidiaries is in compliance in all material respects with, and each of the CIPSCO Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each CIPSCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. There are no pending or, to the knowledge of CIPSCO, threatened or anticipated claims under or in respect of any CIPSCO Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any CIPSCO Benefit Plan (other than routine claims for benefits).

   (d) Liabilities. With respect to the CIPSCO Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of CIPSCO, there does not now exist any condition or set of circumstances, that could subject CIPSCO or any of the CIPSCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which CIPSCO or any subsidiary thereof is a party, excluding liability for benefit claims, administrative expenses and funding obligations payable in the ordinary course. No event has occurred, and, to the best knowledge of CIPSCO, there does not now exist any condition or set of circumstances, that could give rise to any material liability of CIPSCO or any ERISA Affiliate (as hereinafter defined) of CIPSCO under (i) Title IV of ERISA (other than for PBGC premium payments), (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code (other than the payment of benefits required thereby), that would be a liability of the Company or any of its ERISA Affiliates following the Closing. The term "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA or other applicable laws.

   (e) Welfare Plans. Except as set forth in the CIPSCO Financial Statements, none of the CIPSCO Benefit Plans that are "welfare plans", within the meaning of
Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or
Part 6 of Title I of ERISA or other applicable laws.

   (f) Documents Made Available. CIPSCO has made available to Union Electric a true and correct copy of each collective bargaining agreement to which CIPSCO or any of the CIPSCO Subsidiaries is a party or under which CIPSCO or any of the CIPSCO Subsidiaries has obligations and, with respect to each CIPSCO Benefit Plan, where applicable, (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such CIPSCO Benefit Plan, and (v) the most recent actuarial report or valuation.

   (g) Payments Resulting from the Merger. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from CIPSCO or any of the

CIPSCO Subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any CIPSCO Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither CIPSCO nor any of the CIPSCO Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of CIPSCO, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

   (h) Labor Agreements. As of the date hereof, neither CIPSCO nor any of the CIPSCO Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of CIPSCO, as of the date hereof, there is no current union representation question involving employees of CIPSCO or any of the CIPSCO Subsidiaries, nor does CIPSCO know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the CIPSCO SEC Reports filed prior to the date hereof or in Section 4.10(h) of the CIPSCO Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against CIPSCO or any of the CIPSCO Subsidiaries pending or, to the best knowledge of CIPSCO, threatened,
(ii) there is no strike or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of CIPSCO, threatened, against or involving CIPSCO, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of CIPSCO, threatened, in respect of which any director, officer, employee or agent of CIPSCO or any of the CIPSCO Subsidiaries is or may be entitled to claim indemnification from CIPSCO or such CIPSCO Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(h) of the CIPSCO Disclosure Schedule.

   Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the CIPSCO Disclosure Schedule or in the CIPSCO SEC Reports filed prior to the date hereof:

   (a) Compliance. CIPSCO and each of the CIPSCO Subsidiaries is in material compliance with all applicable

Environmental Laws (as defined in Section 4.11(g)(ii)); and neither CIPSCO nor any of the CIPSCO Subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that CIPSCO or any of the CIPSCO Subsidiaries is not in material compliance with applicable Environmental Laws.

   (b) Environmental Permits. CIPSCO and each of the CIPSCO Subsidiaries has obtained or has applied for all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and CIPSCO and the CIPSCO Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, and CIPSCO reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Company Merger can be accomplished in the ordinary course of business.

   (c) Environmental Claims. To the best knowledge of CIPSCO, there is no material Environmental Claim (as defined in Section 4.11(g)(i)) pending (i) against CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures, or
(ii) against any real or personal property or operations which CIPSCO or any of the CIPSCO Subsidiaries owns, leases or manages, in whole or in part.

   (d) Releases. CIPSCO has no knowledge of any material Releases (as defined in Section 4.11(g)(iv)) of any Hazardous Material (as defined in Section 4.11(g)(iii)) that would be reasonably likely to form the basis of any material Environmental Claim against CIPSCO or any of the CIPSCO Subsidiaries.

   (e) Predecessors. CIPSCO has no knowledge of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of CIPSCO or any of the CIPSCO Subsidiaries) whose liability CIPSCO or any of the CIPSCO Subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which CIPSCO or any of the CIPSCO Subsidiaries formerly owned, leased or managed, in whole or in part.

   (f) Disclosure. To CIPSCO's best knowledge, CIPSCO has disclosed to Union Electric all material facts which CIPSCO reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of CIPSCO pollution control equipment currently required or known to be required in the future; (ii) the cost that CIPSCO reasonably expects to incur to comply with the requirements of the Clean Air Act Amendments of 1990; (iii) current CIPSCO remediation costs or CIPSCO remediation costs known to be required in the future (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for remediation costs); or (iv) any other environmental matter affecting CIPSCO.

   (g)  As used in this Agreement:

          (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures (for purposes of this Section 4.11), or by Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures (for purposes of Section 5.11); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all federal, state, local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which CIPSCO or any of the CIPSCO Subsidiaries or CIPSCO Joint Ventures operates (for purposes of this Section 4.11) or in which Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures operates (for purposes of Section 5.11).

          (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.12 Regulation as a Utility. CIPSCO is an exempt public utility holding company under Section 3(a)(1) of the 1935 Act. CIPS is regulated as a public utility in the State of Illinois and in no other state and is an exempt public utility holding company under Sections 3(a)(1) and 3(a)(2) of the 1935 Act. Except as set forth in the preceding sentence and in Section
4.12 of the CIPSCO Disclosure Schedule, neither CIPSCO nor any "subsidiary company" or "affiliate" (as those terms are defined in the 1935 Act) of CIPSCO is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 4.13 Vote Required. The approval of the Merger by two-thirds of the votes entitled to be cast by all holders of CIPSCO Common Stock (the "CIPSCO Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of CIPSCO or any of its subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

          Section 4.14 Accounting Matters. Neither CIPSCO, any CIPSCO Subsidiary nor, to CIPSCO's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the transactions to be effected pursuant to this Agreement from being accounted for as a pooling of interests in accordance with GAAP and applicable SEC regulations. As used in this Agreement (except as specifically otherwise defined), the term "affiliate", except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

          Section 4.15 Non-applicability of Certain Illinois Law. Assuming the representation and warranty of Union Electric made in Section 5.18 is correct, and except as set forth in Section 4.15 of the CIPSCO Disclosure Schedule, none of the business combination or fair price provisions of Sections 5/11.75 or 5/11.85 of the IBCL or any similar provisions of the IBCL (or, to the best knowledge of CIPSCO, any other similar state statute) are applicable to the transactions contemplated by this Agreement, including the granting of the CIPSCO Stock Option pursuant to the CIPSCO Stock Option Agreement or the exercise thereof.

          Section 4.16 Opinion of Financial Advisor. CIPSCO has received the oral opinion of Morgan Stanley & Co. Incorporated, to the effect that, as of August 11, 1995, in light of the Union Electric Exchange Ratio, the CIPSCO Exchange Ratio is fair from a financial point of view to the holders of CIPSCO Common Stock.

          Section 4.17 Insurance. Except as set forth in Section 4.17 of the CIPSCO Disclosure Schedule, CIPSCO and each of the CIPSCO Subsidiaries is, and has been continuously since January 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by CIPSCO and the CIPSCO Subsidiaries during such time period. Except as set forth in Section 4.17 of the CIPSCO Disclosure Schedule, neither CIPSCO nor any of the CIPSCO Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of

CIPSCO or any of the CIPSCO Subsidiaries. The insurance policies of CIPSCO and each of the CIPSCO Subsidiaries are valid and enforceable policies in all material respects.

          Section 4.18 Ownership of Union Electric Common Stock. Except pursuant to the terms of the Union Electric Stock Option Agreement and as set forth in Section 4.18 of the CIPSCO Disclosure Schedule, CIPSCO does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Union Electric Common Stock or Union Electric Preferred Stock.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF UNION ELECTRIC

   Union Electric represents and warrants to CIPSCO as follows:

   Section 5.1  Organization and Qualification.  Except as set forth in Section
5.1 of the Union Electric Disclosure Schedule (as defined in Section 7.6(i)), each of Union Electric and each Union Electric Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, the term: (a) "Union Electric Subsidiary" shall mean those of the subsidiaries and general partnership interests of Union Electric identified as Union Electric Subsidiaries in Section 5.2 of the Union Electric Disclosure Schedule; and (b) "Union Electric Joint Venture" shall mean those of the joint ventures of Union Electric or any Union Electric Subsidiary identified as a Union Electric Joint Venture in Section 5.2 of the Union Electric Disclosure Schedule.

   Section 5.2 Subsidiaries. Section 5.2 of the Union Electric Disclosure Schedule sets forth a description as of the date hereof of all subsidiaries and joint ventures of Union Electric, including (a) the name of each such entity and Union Electric's interest therein, and (b) as to each Union Electric Subsidiary and Union Electric Joint Venture, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the Union Electric Disclosure Schedule, none of the Union Electric Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in
Section 5.2 of the Union Electric Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Union Electric Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Union Electric free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Union Electric Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. With respect to the subsidiaries and joint ventures of Union Electric that are not Union Electric Subsidiaries (the "Union Electric Unrestricted Subsidiaries"): (i) except as set forth in Section 5.2 of the Union Electric Disclosure Schedule, neither Union Electric nor any Union Electric Subsidiary is liable for any obligations or liabilities of any Union Electric Unrestricted Subsidiary; (ii) neither Union Electric nor any Union Electric Subsidiary is obligated to make any loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, Union Electric Unrestricted Subsidiaries, except for loans, capital contributions, guarantees and other obligations not in excess of $20 million in the aggregate to all such Union Electric Unrestricted Subsidiaries; and (iii) the aggregate book value as of December 31, 1994, of Union Electric's investment in the Union Electric Unrestricted Subsidiaries (other than Electric Energy, Inc., an Illinois corporation) was not in excess of $10 million.

   Section 5.3 Capitalization. The authorized capital stock of Union Electric consists of 150,000,000 shares of Union Electric Common Stock, 25,000,000 shares of Union Electric Preferred Stock and 7,500,000 shares of preference stock, par value $1.00 per share ("Union Electric Preference Stock"). As of the close of business on August 11, 1995, there were issued and outstanding 102,123,834 shares of Union Electric Common Stock, 3,434,596 shares of Union Electric Preferred Stock and no shares of Union Electric Preference Stock. All of the issued and outstanding shares of the capital stock of Union Electric are, and any shares of Union Electric Common Stock issued pursuant to the Union Electric Stock Option Agreement will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Union Electric Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Union Electric or any of the Union Electric Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Union Electric, or obligating Union Electric to grant, extend or enter into any such agreement or commitment, other than under the Union Electric Stock Option Agreement. Other than in connection with the Union Electric Stock Option, there are no outstanding stock appreciation rights of Union Electric which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Union Electric.

   Section 5.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

   (a) Authority. Union Electric has all requisite corporate power and authority to enter into this Agreement and the Union Electric Stock Option Agreement, and, subject to the applicable Union Electric Shareholders' Approval (as defined in Section 5.13) and the applicable Union Electric Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Union Electric Stock Option Agreement and the consummation by Union Electric of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Union Electric, subject, in the case of this Agreement, to obtaining the applicable Union Electric Shareholders' Approval. Each of this Agreement and the Union Electric Stock Option Agreement has been duly and validly executed and delivered by Union Electric and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, constitutes the valid and binding obligation of Union Electric enforceable against it in accordance with its terms.

   (b) Non-Contravention. Except as set forth in Section 5.4(b) of the Union Electric Disclosure Schedule, the execution and delivery of this Agreement and the Union Electric Stock Option Agreement by Union Electric does not, and the consummation of the transactions contemplated hereby or thereby will not, result in a material Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Union Electric or any of the Union Electric Subsidiaries or the Union Electric Joint Ventures, (ii) subject to obtaining the Union Electric Required Statutory Approvals and the receipt of the Union Electric Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Union Electric or any of the Union Electric Subsidiaries or the Union Electric Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the Union Electric Disclosure Schedule (the "Union Electric Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

   (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the Union Electric Stock Option Agreement by Union Electric or the consummation by Union Electric of the transactions contemplated hereby, except as described in Section 5.4(c) of the Union Electric Disclosure Schedule (the "Union Electric Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such Union Electric Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

   (d)  Compliance.  Except as set forth in Section 5.4(d), Section 5.10 or
Section 5.11 of the Union Electric Disclosure Schedule, or as disclosed in the Union Electric SEC Reports (as defined in Section 5.5) filed prior to the date hereof, neither Union Electric nor any of the Union Electric Subsidiaries nor, to the knowledge of Union Electric, any Union Electric Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 5.4(d) of the Union Electric Disclosure Schedule or in Section 5.11 of the Union Electric Disclosure Schedule, Union Electric and the Union Electric Subsidiaries and Union Electric Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 5.4(d) of the Union Electric Disclosure Schedule, Union Electric and each of the Union Electric Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its articles of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

   Section 5.5 Reports and Financial Statements. The filings required to be made by Union Electric and the Union Electric Subsidiaries since January 1, 1990 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act and applicable state public utility laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Union Electric has made available to CIPSCO a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Union Electric with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "Union Electric SEC Reports"). As of their respective dates, the Union Electric SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Union Electric included in the Union Electric SEC Reports (collectively, the "Union Electric Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Union Electric as of the dates thereof and the results of its operations and cash flows for the periods then ended. True, accurate and complete copies of Union Electric's Restated Articles of Incorporation and by-laws of Union Electric as in effect on the date hereof have been made available to CIPSCO.

   Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Union Electric SEC Reports filed prior to the date hereof or as set forth in
Section 5.6 of the Union Electric Disclosure Schedule, from December 31, 1994, Union Electric and each of the Union Electric Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of Union Electric and its subsidiaries taken as a whole (an "Union Electric Material Adverse Effect").

   Section 5.7 Litigation. Except as disclosed in the Union Electric SEC Reports filed prior to the date hereof or as set forth in Section 5.7, Section
5.9 or Section 5.11 of the Union Electric Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Union Electric, threatened, nor are there, to the knowledge of Union Electric, any material investigations or reviews pending or threatened against, relating to or affecting Union Electric or any of the Union Electric Subsidiaries, (ii) there have not been any significant developments since December 31, 1994 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Union Electric or any of the Union Electric Subsidiaries.

   Section 5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Union Electric for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as they relate to Union Electric or any Union Electric Subsidiary, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

   Section 5.9 Tax Matters. Except as set forth in Section 5.9 of the Union Electric Disclosure Schedule:

   (a) Filing of Timely Tax Returns. Union Electric and each of the Union Electric Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

   (b) Payment of Taxes. Union Electric and each of the Union Electric Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

   (c) Deferred Income Taxes. Union Electric and the Union Electric Subsidiaries have accounted for deferred income taxes in accordance with GAAP.

   (d) Tax Liens. There are no Tax liens upon the assets of Union Electric or any of the Union Electric Subsidiaries except liens for Taxes not yet due.

   (e) Withholding Taxes. Union Electric and each of the Union Electric Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

   (f) Extensions of Time for Filing Tax Returns. Neither Union Electric nor any of the Union Electric Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

   (g) Waivers of Statute of Limitations. Neither Union Electric nor any of the Union Electric Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

   (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Union Electric and each of the Union Electric Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Union Electric or any of the Union Electric Subsidiaries that has not been resolved and paid in full.

   (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Union Electric or any of the Union Electric Subsidiaries.

   (j) Powers of Attorney. No power of attorney currently in force has been granted by Union Electric or any of the Union Electric Subsidiaries concerning any Tax matter.

   (k) Tax Rulings. Neither Union Electric nor any of the Union Electric Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

   (l) Availability of Tax Returns. Union Electric has made available to CIPSCO complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Union Electric or any of the Union Electric Subsidiaries since January 1, 1992, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Union Electric or any of the Union Electric Subsidiaries and (iii) any Closing Agreements entered into by Union Electric or any of the Union Electric Subsidiaries with any taxing authority.

   (m) Tax Sharing Agreements. Neither Union Electric nor any Union Electric Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

   (n) Code Section 280G. Neither Union Electric nor any of the Union Electric Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

   (o) Liability for Others. Neither Union Electric nor any of the Union Electric Subsidiaries has any liability for Taxes of any person other than Union Electric and the Union Electric Subsidiaries (i) under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

   Section 5.10 Employee Matters; ERISA. Except as set forth in Section 5.10 of the Union Electric Disclosure Schedule:

   (a) Benefit Plans. Section 5.10(a) of the Union Electric Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees, directors or former directors of Union Electric and each of the Union Electric Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "Union Electric Benefit Plans"). No Union Electric Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

   (b) Contributions. All material contributions and other payments required to be made for any period through the date to which this representation speaks, by Union Electric or any of the Union Electric Subsidiaries to any Union Electric Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full, or, to the extent not required to be made or paid on or before the date to which this representation speaks, have been reflected in the Union Electric Financial Statements.

   (c) Qualification; Compliance. Each of the Union Electric Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the best knowledge of Union Electric, no circumstances exist that are reasonably expected by Union Electric to result in the revocation of any such determination. Union Electric and each of its subsidiaries is in compliance in all material respects with, and each of the Union Electric Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Union Electric Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. There are no pending or, to the knowledge of Union Electric, threatened or anticipated claims under or in respect of any Union Electric Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any Union Electric Benefit Plan (other than routine claims for benefits).

   (d) Liabilities. With respect to the Union Electric Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Union Electric, there does not now exist any condition or set of circumstances, that could subject Union Electric or any of the Union Electric Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Union Electric or any subsidiary thereof is a party, excluding liability for benefit claims, administrative expenses and funding obligations payable in the ordinary course. No event has occurred, and, to the best knowledge of Union Electric, there does not now exist any condition or set of circumstances, that could give rise to any material liability of Union Electric or any ERISA Affiliate of Union Electric under (i) Title IV of ERISA (other than for PBGC premium payments), (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code (other than for the payment of benefits required thereby), that would be a liability of the Company or any of its ERISA Affiliates following the Closing.

   (e) Welfare Plans. Except as set forth in the Union Electric Financial Statements, none of the Union Electric Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable laws.

   (f) Documents Made Available. Union Electric has made available to CIPSCO a true and correct copy of each collective bargaining agreement to which Union Electric or any of the Union Electric Subsidiaries is a party or under which Union Electric or any of the Union Electric Subsidiaries has obligations and, with respect to each Union Electric Benefit Plan, where applicable, (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such Union Electric Benefit Plan, and
(v) the most recent actuarial report or valuation.

   (g) Payments Resulting from Merger. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Union Electric or any of the Union Electric Subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Union Electric Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Union Electric nor any of the Union Electric Subsidiaries is a party to
(A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Union Electric, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

   (h) Labor Agreements. As of the date hereof, neither Union Electric nor any of the Union Electric Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Union Electric, as of the date hereof, there is no current union representation question involving employees of Union Electric or any of the Union Electric Subsidiaries, nor does Union Electric know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Union Electric SEC Reports filed prior to the date hereof or in Section 5.10(h) of the Union Electric Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against Union Electric or any of the Union Electric Subsidiaries pending or, to the best knowledge of Union Electric, threatened, (ii) there is no strike, or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Union Electric, threatened, against or involving Union Electric, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Union Electric, threatened, in respect of which any director, officer, employee or agent of Union Electric or any of the Union Electric Subsidiaries is or may be entitled to claim indemnification from Union Electric or such Union Electric Subsidiary pursuant to their respective articles of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the Union Electric Disclosure Schedule.

   Section 5.11 Environmental Protection. Except as set forth in Section 5.11 of the Union Electric Disclosure Schedule or in the Union Electric SEC Reports filed prior to the date hereof:

   (a) Compliance. Union Electric and each of the Union Electric Subsidiaries is in material compliance with all applicable Environmental Laws; and neither Union Electric nor any of the Union Electric Subsidiaries has received any communication (written or oral) from any person or Governmental Authority that alleges that Union Electric or any of the Union Electric Subsidiaries is not in material compliance with applicable Environmental Laws.

   (b) Environmental Permits. Union Electric and each of the Union Electric Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Union Electric and the Union Electric Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, and Union Electric reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Union Electric Merger can be accomplished in the ordinary course of business.

   (c) Environmental Claims. To the best knowledge of Union Electric, there is no material Environmental Claim pending (i) against Union Electric or any of the Union Electric Subsidiaries or Union Electric Joint Ventures, or (ii) against any real or personal property or operations which Union Electric or any of the Union Electric Subsidiaries owns, leases or manages, in whole or in part.

   (d) Releases. Union Electric has no knowledge of any material Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against Union Electric or any of the Union Electric Subsidiaries.

   (e) Predecessors. Union Electric has no knowledge of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of Union Electric or any of the Union Electric Subsidiaries) whose liability Union Electric or any of the Union Electric Subsidiaries has or may have retained or assumed either contractually or by operation of law or against any real or personal property which Union Electric or any of the Union Electric Subsidiaries formerly owned, leased or managed, in whole or in part.

   (f) Disclosure. To Union Electric's best knowledge, Union Electric has disclosed to CIPSCO all material facts which Union Electric reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Union Electric pollution control equipment currently required or known to be required in the future; (ii) the cost that Union Electric reasonably expects to incur to comply with the requirements of the Clean Air Act Amendments of 1990;
(iii) current Union Electric remediation costs or Union Electric remediation costs known to be required in the future (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for remediation costs); or (iv) any other environmental matter affecting Union Electric.

   Section 5.12 Regulation as a Utility. Union Electric is regulated as a public utility in the States of Missouri and Illinois and in no other state. Neither Union Electric nor any "subsidiary company" or "affiliate" of Union Electric is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

   Section 5.13 Vote Required. The approval of the Mergers by two-thirds of the votes entitled to be cast by the holders of the shares of Union Electric Common Stock and Union Electric Preferred Stock, voting together as a single class (the "Union Electric Shareholders' Approval"), is the only vote of the holders of any class or series of the capital stock of Union Electric or any of its subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

   Section 5.14 Accounting Matters. Neither Union Electric nor, to Union Electric's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations.

   Section 5.15 Non-applicability of Certain Missouri Law. Assuming that the representation and warranty of CIPSCO made in Section 4.18 is correct, and except as set forth in Section 5.15 of the Union Electric Disclosure Schedule, none of the control share acquisition provisions of Sections 351.407 and 351.015 of the MGBCL or the business combination provisions of Section 351.459 of the MGBCL or any similar provisions of the MGBCL (or, to the best knowledge of Union Electric, any other similar state statute) are applicable to the transactions contemplated by this Agreement including the granting of the Union Electric Stock Option pursuant to the Union Electric Stock Option Agreement or the exercise thereof.

   Section 5.16 Opinion of Financial Advisor. Union Electric has received the oral opinion of Goldman, Sachs & Co. to, the effect that, as of August 11, 1995, the Exchange Ratios are fair from a financial point of view to the holders of Union Electric Common Stock.

   Section 5.17 Insurance. Except as set forth in Section 5.17 of the Union Electric Disclosure Schedule, Union

Electric and each of the Union Electric Subsidiaries is, and has been continuously since January 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Union Electric and the Union Electric Subsidiaries during such time period. Except as set forth in Section 5.17 of the Union Electric Disclosure Schedule, neither Union Electric nor any of the Union Electric Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Union Electric or any of the Union Electric Subsidiaries. The insurance policies of Union Electric and each of the Union Electric Subsidiaries are valid and enforceable policies in all material respects.

   Section 5.18 Ownership of CIPSCO Common Stock. Except pursuant to the terms of the CIPSCO Stock Option Agreement, Union Electric does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of CIPSCO Common Stock.

   Section 5.19.  Operations of Nuclear Power Plant.  Except as set forth in
Section 5.18 of the Union Electric Disclosure Schedule, the operations of the nuclear power facility owned by Union Electric ("Callaway") have at all times been conducted in material compliance with applicable health, safety, regulatory and other legal requirements. Union Electric maintains emergency plans designed to respond to an unplanned release from Callaway of radioactive materials into the environment. Union Electric currently maintains (i) customary liability insurance consistent with industry practice and consistent with Union Electric's view of the risks inherent to the operation of a nuclear power facility and (ii) plans for the decommissioning of Callaway and for the short-term storage of spent nuclear fuel, which plans have at all times been funded consistent with budget projections for such plans.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

   Section 6.1 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Union Electric and CIPSCO each agree as follows, each as to itself and to each of the Union Electric Subsidiaries and the CIPSCO Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the Union Electric Stock Option Agreement or the CIPSCO

Stock Option Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

   (a) Ordinary Course of Business. Each party hereto shall, and shall cause its Direct Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the Union Electric Disclosure Schedule or the CIPSCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Direct Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of CIPSCO, to CIPSCO and its subsidiaries taken as a whole, and in the case of Union Electric, to Union Electric and its subsidiaries taken as a whole.

   (b) Dividends. No party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly owned subsidiaries, regular quarterly dividends on Union Electric Common Stock with usual record and payment dates not, during any fiscal year, in excess of 104% of the dividends for the prior fiscal year, regular quarterly dividends on Union Electric Preferred Stock with usual record and payment dates, regular quarterly dividends on CIPSCO Common Stock with usual record and payment dates not, during any fiscal year, in excess of 104% of the dividends for the prior fiscal year and regular quarterly dividends on CIPS Preferred Stock with usual record and payment dates; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than (A) in connection with refunding of CIPS Preferred Stock or Union Electric Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis), (B) in connection with intercompany purchases of capital stock or (C) for the purpose of funding the Union Electric Dividend Reinvestment and Stock Purchase Plan, the CIPSCO Automatic Dividend Reinvestment and Stock Purchase Plan, the CIPS Employee Long-Term Savings Plan, Employee Long-Term Savings Plan IBEW-702, and Employee Long-Term Savings Plan IUOE-148 (the "CIPS 401(k) Plans"), the Union Electric Savings Investment Plan, and/or the Union Electric Long-Term Incentive Plan of 1995 ("Union Electric LTIP").
The last record date of each of Union Electric and CIPSCO on or prior to the Effective Time which relates to a regular quarterly dividend on Union Electric Common Stock or CIPSCO Common Stock, as the case may be, shall be agreed to by the parties in advance and shall be the same date and shall be prior to the Effective Time.

   (c) Issuance of Securities. No party shall, nor shall any party permit any of its Direct Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than pursuant to the CIPSCO Stock Option Agreement or the Union Electric Stock Option Agreement, other than intercompany issuances of capital stock, and other than issuances (i) in the case of CIPSCO and the CIPSCO Subsidiaries, in connection with refunding CIPS Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and (ii), in the case of Union Electric and the Union Electric Subsidiaries (x) in connection with refunding of Union Electric Preferred Stock with preferred stock or debt at a lower cost of funds (calculating such cost on an after-tax basis); and (y) up to 500,000 shares of Union Electric Common Stock to be issued pursuant to the Union Electric Long-Term Incentive Plan of 1995. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this Section 6.1(c), subject to obtaining customary indemnities.

   (d) Charter Documents. No party shall, and no party shall permit any of its subsidiaries to, amend or propose to amend its respective articles of incorporation, by-laws or regulations, or similar organic documents, except as contemplated herein.

   (e) No Acquisitions. Except as set forth in Section 6.1(bb) or 6.1(e) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, other than (i) acquisitions by CIPSCO and its Direct Subsidiaries not in excess of $15 million, singularly or in the aggregate and (ii) acquisitions by Union Electric and its Direct Subsidiaries not in excess of $50 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Direct Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

   (f)  Capital Expenditures and Emission Allowances.  Except as set forth in
Section 6.1(f) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule or as required by law, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) (x) in the case of CIPSCO, make capital expenditures in excess of $75 million over the amount budgeted by CIPSCO or its Direct Subsidiaries for capital expenditures as set forth in such Section 6.1(f) of the CIPSCO Disclosure Schedule and (y) in the case of Union Electric, make capital expenditures in excess of $200 million over the amount budgeted by Union Electric or its Direct Subsidiaries for capital expenditures as set forth in such Section 6.1(f) of the Union Electric Disclosure Schedule or (ii) enter into written commitments for the purchase of sulfur dioxide emission allowances as provided for by the Clean Air Act Amendments of 1990, (x) in the case of CIPSCO, in excess of $15 million and (y) in the case of Union Electric, in excess of $20 million, in each case singularly or in the aggregate.

   (g) No Dispositions. Except as set forth in Section 6.1(g) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, other than (i) dispositions by CIPSCO and its Direct Subsidiaries of less than $15 million, singularly or in the aggregate and (ii) dispositions by Union Electric and its Direct Subsidiaries of less than $50 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Direct Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

   (h) Indebtedness. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities); (ii) arrangements between such party and its Direct Subsidiaries or among its Direct Subsidiaries; (iii) indebtedness in an amount not to exceed in the aggregate $75 million, in the case of CIPSCO, and indebtedness in an amount not to exceed in the aggregate $200 million, in the case of Union Electric; or
(iv) in connection with the refunding of existing indebtedness at a lower cost of funds or the refunding of Preferred Stock as permitted by Section 6.1(b).

   (i) Compensation, Benefits. Except as set forth in Section 6.1(i) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, as may be required by applicable law, as may be required to facilitate or obtain a determination from the IRS that a plan is "qualified" within the meaning of
Section 401(a) of the Code or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy covering employees, former employees, directors or former directors or their beneficiaries or providing benefits to such persons that is maintained by, contributed to or entered into by such party or any of its Direct Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of, or take any other action or grant any benefit (including, without limitation, any stock options or stock option plan) not required under the terms of any existing employee benefit plan, or other contract, agreement, commitment, arrangement, plan or policy to or with any director, officer or other employee of such party or any of its Direct Subsidiaries, except for normal increases or grants or actions in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Direct Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with current industry practice.

   (j) 1935 Act. Except as set forth in Section 6.1(j) of the CIPSCO Disclosure Schedule or Union Electric Disclosure Schedule, and except as required or contemplated by this Agreement, no party shall, nor shall any party permit any of its Direct Subsidiaries to, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

   (k) Transmission, Generation. Except as permitted pursuant to Section 6.1(f) and except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(k) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, (i) commence construction of any additional generating, transmission or delivery capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional generating, transmission or delivery capacity owned by Union Electric or CIPS except as set forth in the budgets of CIPSCO and Union Electric.

   (l) Accounting. Except as set forth in Section 6.1(l) of the CIPSCO Disclosure Schedule or Union Electric Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

   (m) Pooling. No party shall, nor shall any party permit any of its subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

   (n) Tax-Free Status. No party shall, nor shall any party permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Mergers as a tax-free transaction (except as to dissenters' rights and fractional shares) under Section 368(a) of the Code, and each party hereto shall use all reasonable efforts to achieve such result.

   (o) Affiliate Transactions. Except as set forth in Section 6.1(o) of each of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, no party shall, nor shall any party permit any of its Direct Subsidiaries to, enter into any material agreement or arrangement with any of their respective affiliates (other than wholly owned subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

   (p) Cooperation, Notification. Each party shall, and shall cause its Direct Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations;
(ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of CIPSCO, a CIPSCO Material Adverse Effect or, in the case of Union Electric, a Union Electric Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its Direct Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

   (q) Rate Matters. Each of CIPSCO and Union Electric shall, and shall cause its Direct Subsidiaries to, discuss with the other any changes in its or its Direct Subsidiaries' rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting from those in effect on the date hereof and consult with the other prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and no party will make any filing to change its rates on file with the FERC that would have a material adverse effect on the benefits associated with the business combination provided for herein.

   (r) Third-Party Consents. CIPSCO shall, and shall cause its Direct Subsidiaries to, use all commercially reasonable efforts to obtain all CIPSCO Required Consents. CIPSCO shall promptly notify Union Electric of any failure or prospective failure to obtain any such consents and, if requested by Union Electric, shall provide copies of all CIPSCO Required Consents obtained by CIPSCO to Union Electric. Union Electric shall, and shall cause its Direct Subsidiaries to, use all commercially reasonable efforts to obtain all Union Electric Required Consents. Union Electric shall promptly notify CIPSCO of any failure or prospective failure to obtain any such consents and, if requested by CIPSCO, shall provide copies of all Union Electric Required Consents obtained by Union Electric to CIPSCO.

   (s) No Breach, Etc. No party shall, nor shall any party permit any of its Direct Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement, the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, as the case may be, or in any of its representations and warranties set forth in this Agreement, the Union Electric Stock Option Agreement or the CIPSCO Stock Option Agreement, as the case may be, being untrue on and as of the Closing Date.

    (t) Tax-Exempt Status. No party shall, nor shall any party permit any Direct Subsidiary to, take any action that would likely jeopardize the qualification of any outstanding revenue bonds of Union Electric, CIPSCO or of their Direct Subsidiaries which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under

Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

   (u) Transition Management. As soon as practicable after the date hereof, the parties shall create a special transition management task force (the "Task Force"), the co-chairmen of which shall be Mr. Charles W. Mueller and Mr. Clifford L. Greenwalt. The Task Force shall examine various alternatives regarding the manner in which to best organize and manage the business of the Company after the Effective Time, subject to applicable law. Mr. Charles W. Mueller will manage and be responsible for the day-to-day activities and operations of the Task Force. Each party will cause the Company to take only those actions, from the date hereof until the Effective Time, that are required or contemplated by this Agreement to be so taken by the Company, or as may otherwise be mutually agreed upon.

   (v) Tax Matters. Except as set forth in Section 6.1(v) of the CIPSCO Disclosure Schedule or the Union Electric Disclosure Schedule, no party shall make or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1993, except as may be required by applicable law.

   (w) Discharge of Liabilities. No party shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice.

   (x) Contracts. No party shall, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Direct Subsidiary of such party is a party or waive, release or assign any material rights or claims.

   (y) Insurance. Each party shall, and shall cause its Direct Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Direct Subsidiaries.

   (a) Permits. Each party shall, and shall cause its Direct Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which such party or its Direct Subsidiaries operate.

   (aa) Limitation on Investments in Unrestricted Subsidiaries. From and after the date hereof, (i) except pursuant to Section 6.1(bb), CIPSCO will not make, and will not permit any CIPSCO Subsidiary to make, any additional investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any CIPSCO Unrestricted Subsidiary; and (ii) Union Electric will not make, and will not permit any Union Electric Subsidiary to make, any additional investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to, any Union Electric Unrestricted Subsidiary in excess of $50 million (which number shall be in addition to the amounts budgeted for capital expenditures and acquisitions as set forth in Section 6.1(e) and (f) of the Union Electric Disclosure Schedule).

   (bb) Limitation on Investments by CIPSCO Investment Company. From and after the date hereof, CIPSCO shall take all action necessary to ensure that (i) CIPSCO Investment Company, an Illinois corporation and a wholly owned CIPSCO Subsidiary ("CIC"), makes investments in a manner consistent with its practice during the 24 month period preceding the date hereof and (ii) other than investments in marketable securities which are managed by third party investment managers, the aggregate amount invested per annum by CIC (such investments, including funds borrowed for the purpose of funding such investments and including investments in the energy and leveraged leasing areas (but excluding funds borrowed without recourse to CIPSCO or any CIPSCO Subsidiary), the "Restricted Investments"), shall not exceed $15 million. In addition, CIPSCO agrees that neither it nor any of its

Direct Subsidiaries (other than CIC) shall enter into any guarantee, keep-well or similar arrangements with respect to CIC, including guarantees of payment and performance. For the purposes of this Section 6.1(bb), references to CIC shall include references to direct and indirect subsidiaries, partnerships and joint ventures of CIC.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

   Section 7.1 Access to Information. Upon reasonable notice, each party shall, and shall cause its Direct Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns and environmental or worker health and safety audits, reports, studies and investigations, whether draft or final, relating to the party, its Direct Subsidiaries or any property currently or formerly owned, leased or operated by the party or its Direct Subsidiaries) and, during such period, each party shall, and shall cause its Direct Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Direct Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the Missouri Public Service Commission, the Illinois Commerce Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall provide access to those premises, documents, reports and information described above of subsidiaries of such party that are not Direct Subsidiaries to the extent such party has or is able to obtain such access. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June

21, 1995, between CIPSCO and Union Electric, as it may be amended from time to time (the "Confidentiality Agreement").

   Section 7.2  Joint Proxy Statement and Registration Statement.

   (a) Preparation and Filing. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "Joint Proxy/Registration Statement"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Mergers, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Mergers to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy Statement/Registration Statement.

   (b) Letter of CIPSCO's Accountants. CIPSCO shall use best efforts to cause to be delivered to Union Electric a letter of Arthur Andersen LLP dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Union Electric, in form and substance reasonably satisfactory to Union Electric and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

   (c) Letter of Union Electric's Accountants. Union Electric shall use best efforts to cause to be delivered to CIPSCO a letter of Price Waterhouse LLP, dated a date within two business days before the date of the Joint Proxy/

Registration Statement, and addressed to CIPSCO, in form and substance reasonably satisfactory to CIPSCO and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

   (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of CIPSCO and Union Electric that (i) CIPSCO shall have received an opinion from Morgan Stanley & Co. Incorporated, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Exchange Ratios are fair, from a financial point of view, to the holders of CIPSCO Common Stock and (ii) Union Electric shall have received an opinion from Goldman, Sachs & Co., dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Exchange Ratios are fair from a financial point of view to the holders of Union Electric Common Stock.

   Section 7.3  Regulatory Matters.

   (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

   (b) Other Regulatory Approvals. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the CIPSCO Required Statutory Approvals and the Union Electric Required Statutory Approvals.

   Section 7.4  Shareholder Approval.

   (a)  Approval of Union Electric Shareholders.  Subject to the provisions of
Section 7.4(c) and Section 7.4(d), Union Electric shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Union Electric Special Meeting") for the purpose of securing the Union Electric Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Articles of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with CIPSCO with respect to each of the foregoing matters.

   (b) Approval of CIPSCO Shareholders. Subject to the provisions of Section 7.4(c) and Section 7.4(d), CIPSCO shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "CIPSCO Special Meeting") for the purpose of securing the CIPSCO Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Amended and Restated Articles of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Union Electric with respect to each of the foregoing matters.

   (c) Meeting Date. The Union Electric Special Meeting for the purpose of securing the Union Electric Shareholders' Approval and the CIPSCO Special Meeting for the purpose of securing the CIPSCO Shareholders' Approval shall be held on such dates as CIPSCO and Union Electric shall mutually determine.

   (d) Fairness Opinions Not Withdrawn. It shall be a condition to the obligation of CIPSCO to hold the CIPSCO Special Meeting that the opinion of Morgan Stanley & Co. Incorporated, referred to in Section 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of Union Electric to hold the Union Electric Special Meeting that the opinion of Goldman, Sachs & Co., referred to in Section 7.2(d), shall not have been withdrawn.

   Section 7.5  Directors' and Officers' Indemnification.

   (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any subsidiary (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Missouri law and the Articles of Incorporation or By-laws shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

   (b) Insurance. For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by CIPSCO and Union Electric for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Company shall not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by CIPSCO or Union Electric, as the case may be, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the Company, for a cost not exceeding such amount.

   (c) Successors. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.5.

   (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of CIPSCO, Union Electric and their respective subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

   (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

   Section 7.6 Disclosure Schedules. On the date hereof, (i) Union Electric has delivered to CIPSCO a schedule (the "Union Electric Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of Union Electric stating the Union Electric Disclosure Schedule is being delivered pursuant to this Section 7.6(i) and (ii) CIPSCO has delivered to Union Electric a schedule (the "CIPSCO Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of CIPSCO stating the CIPSCO Disclosure
Schedule is being delivered pursuant to this Section 7.6(ii). The CIPSCO Disclosure Schedule and the Union Electric Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

   Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, CIPSCO and Union Electric will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

   Section 7.8 Rule 145 Affiliates. Within 30 days after the date of this Agreement, CIPSCO shall identify in a letter to Union Electric, and Union Electric shall identify in a letter to CIPSCO, all persons who are, and to such person's best knowledge who will be at the Closing Date, "affiliates" of CIPSCO and Union Electric, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of CIPSCO and Union Electric shall use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 7.8 (each, an "Affiliate Agreement").

   Section 7.9  Employee Agreements and Workforce Matters.

   (a)  Certain Employee Agreements.  Subject to Section 7.10, Section 7.14 and
Section 7.15, the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

   (b) Workforce Matters. Subject to applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of the Company shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, and qualifications, without regard to whether employment prior to the Effective Time was with CIPSCO or its subsidiaries or Union Electric or its subsidiaries, and any employees whose employment is terminated or jobs are eliminated by the Company or any of its subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by the Company or any of its subsidiaries. Any workforce reductions carried out following the Effective Time by the Company and its subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

   Section 7.10  Employee Benefit Plans.

   (a)  Maintenance of CIPSCO and Union Electric Benefit Plans.  Subject to
Section 7.10(b), Section 7.10(c) and Section 6.1(i), each of the CIPSCO Benefit Plans and Union Electric Benefit Plans in effect at the date hereof shall be maintained in effect with respect to the employees or former employees of CIPSCO and any of its Direct Subsidiaries, on the one hand, and of Union Electric and any of its Direct Subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date (the "Affiliated Employees") until the Company otherwise determines after the Effective Time; provided, however, that nothing herein contained shall limit any reserved right contained in any such CIPSCO Benefit Plan or Union Electric Benefit Plan to amend, modify, suspend, revoke or terminate any such plan; provided, further, however, that the Company or its subsidiaries shall provide benefits to the Affiliated Employees for a period of not less than one year following the Effective Time, other than with respect to plans referred to in Section 7.10(b) and Section 7.11, which are no less favorable in the aggregate than those provided under the CIPSCO Benefit Plans (with respect to employees and former employees of CIPSCO and its Direct Subsidiaries), or the Union Electric Benefit Plans (with respect to employees or former employees of Union Electric and its Direct Subsidiaries), as the case may be. Without limitation of the foregoing, each participant in any such CIPSCO Benefit Plan or Union Electric Benefit Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit or cause any such CIPSCO Benefit Plan or Union Electric Benefit Plan to fail to comply with the applicable provisions of the Code or ERISA. Any person hired by the Company or any of its subsidiaries after the Closing Date who was not employed by any party hereto or its subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by the subsidiary, division or operation by which such person is employed, provided that such person meets the eligibility requirements of the applicable plan.

   (b) Adoption of Company Replacement Plans. With respect to the Union Electric Executive Incentive Plan (the "Union Electric EIP"), the Union Electric LTIP and the CIPSCO Management Incentive Plan (the "CIPSCO MIP"), the Company and its subsidiaries shall adopt replacement plans as set forth in this Section 7.11(b) (collectively, the "Company Replacement Plans"), subject in each case to shareholder approval prior to the Effective Time and subject to the shareholder approvals described below, which approvals shall be sought by the Company as soon as reasonably practicable following the Effective Time. Each Company Replacement Plan shall amend and supersede the corresponding Union Electric or CIPSCO plan and such corresponding plan shall, as of the Effective Time, be merged with and into the appropriate Company Replacement Plan. The Union Electric EIP and the CIPSCO MIP shall be replaced by a new annual bonus plan under which cash bonuses, based on percentages of base salaries, are awarded based upon the achievement of performance goals determined in advance by the Human Resources Committee of the Board of Directors of the Company (the "Committee"). With respect to those participants in the new plan who are, or who the Committee determines are likely to be, "covered individuals" within the meaning of Section 162(m) of the Code, the performance goals shall be objective standards that are approved by shareholders in accordance with the requirements for exclusion from the limits of Section 162(m) of the Code as performance-based compensation. The Union Electric LTIP shall be replaced by a stock compensation plan (the "Company Stock Plan") providing for the grant of stock options, stock appreciation rights, restricted stock, performance units and such other awards based upon the Company Common Stock as the Board of Directors may determine, subject to shareholder approval of the Company Stock Plan. The Company shall reserve 4.0 million shares for issuance under the Company Stock Plan.

   (c) CIPSCO Action. Before the Effective Time, CIPSCO shall take all steps necessary to amend (i) the CIPSCO Special Executive Retirement Plan, (ii) the CIPSCO Excess Benefit Plan and (iii) all trusts associated with such plans, so that none of the transactions contemplated by this Agreement shall constitute a "change in control" for purposes of said arrangements, subject to any required consents of participants therein, which CIPSCO shall use its best efforts to obtain. Prior to or as soon as practicable after the date hereof, Union Electric shall adopt a severance plan substantially in the form previously provided to CIPSCO.

   Section 7.11  Stock Option and Other Stock Plans.

   (a) Amendment of Union Electric LTIP. Effective as of the Effective Time, Union Electric shall amend the Union Electric LTIP and use its best efforts to amend each underlying stock award agreement, in each case to the extent necessary to provide that (i) none of the transactions contemplated by this Agreement shall constitute a Change in Control for purposes of the Union Electric LTIP, (ii) each outstanding option to purchase shares of Old Union Electric Common Stock (each, an "Union Electric Stock Option") shall constitute an option to acquire shares of Company Common Stock, on the same terms and conditions as were applicable under such Union Electric Stock Option, based on the same number of shares of the Company Common Stock as the holder of such Union Electric Stock Option would have been entitled to receive pursuant to the Mergers in accordance with Article II had such holder exercised such option in full immediately prior to the Effective Time; provided that the number of shares, the option price, and the terms and conditions of exercise of such option, shall be determined in a manner that preserves both (A) the aggregate gain (or loss) on the Union Electric Stock Option immediately prior to the Effective Time and (B) the ratio of the exercise price per share subject to the Union Electric Stock Option to the fair market value (determined immediately prior to the Effective Time) per share subject to such option; and provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and (iii) each outstanding performance dividend unit under the Union Electric Stock Plan ("Union Electric Dividend Units") shall constitute a performance dividend based upon the same number of shares of Company Common Stock as the holder of such Union Electric Dividend Unit would have been entitled to receive pursuant to the Union Electric Merger in accordance with Article II had such holder been the absolute owner, immediately before the Effective Time, of the shares of Union Electric Common Stock on which such Union Electric Dividend Unit is based, with such adjustments to the performance goals for such Union Electric Dividend Units as the Union Electric Human Resources Committee shall determine to be fair and equitable in light of the Merger, and otherwise on the same terms and conditions as governed such Union Electric Dividend Unit immediately before the Effective Time. At the Effective Time, the Company shall assume each agreement relating to Union Electric Stock Options and Union Electric Dividend Units under the Union Electric Stock Plan, each as amended as previously provided. As soon as practicable after the Effective Time, the Company shall deliver to the holders of Union Electric Stock Options and Union Electric Stock Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and each underlying stock award agreement, each as assumed by the Company.

   (b) Company Action. With respect to each of the Union Electric LTIP, the Savings Investment Plan, the CIPS Employee Stock Ownership Plan, the CIPS 401(k) Plans, and any other plans under which the delivery of Union Electric or CIPSCO Common Stock is required upon payment of benefits, grant of awards or exercise of options (the "Stock Plans"), the Company shall take all corporate action necessary or appropriate to (i) provide for the issuance or purchase in the open market of Company Common Stock rather than Union Electric Common Stock or CIPSCO Common Stock, as applicable, pursuant thereto, and otherwise to amend such stock plans to reflect this Agreement and the Mergers, (ii) obtain shareholder approval with respect to such Stock Plan to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act, (iii) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Stock Plan and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-3 or Form S-8 or amendments on such forms to the Form S-4 Registration Statement, as the case may be (or any successor or other appropriate forms), with respect to the shares of Company Common Stock subject to such Stock Plan to the extent such registration statement is required under applicable law, and the Company shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

   Section 7.12 No Solicitations. Each party hereto shall not, and shall cause its Direct Subsidiaries not to, and shall not permit any of its Representatives or subsidiaries that are not Direct Subsidiaries to, and shall use its best efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined below), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination Proposal. As used in this Section 7.12, "Business Combination Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to this Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to this Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement. Nothing contained herein shall prohibit a party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Business Combination Proposal by means of a tender offer.

   Section 7.13 Company Board of Directors. CIPSCO's and Union Electric's respective Boards of Directors will take such action as may be necessary to cause the number of directors comprising the full Board of Directors of the Company at the Effective Time to be 15 persons, including Mr. Clifford L. Greenwalt and four non-management directors of CIPSCO to be designated by CIPSCO prior to the Effective Time, and Mr. Charles W. Mueller and nine other directors of Union Electric designated by Union Electric prior to the Effective Time. If, prior to the Effective Time, any of such designees shall decline or be unable to serve, the party which designated such person shall designate another person to serve in such person's stead, except that a replacement for the position of Chairman of the Board of Directors of the Company shall be chosen by the Board of Directors of Union Electric. CIPSCO's and Union Electric's respective Boards of Directors will also take such action as may be necessary to cause the committees of the Board of Directors of the Company at the Effective Time to consist of (i) two representatives designated by CIPSCO and six representatives designated by Union Electric, in the case of the Executive Committee, (ii) one representative designated by CIPSCO and three representatives designated by Union Electric, in the case of the Human Resources Committee, (iii) one representative designated by CIPSCO and three representatives designated by Union Electric, in the case of the Nominating Committee, (iv) two representatives designated by CIPSCO and four representatives designated by Union Electric, in the case of the Audit Committee and (v) two representatives designated by CIPSCO and four representatives designated by Union Electric, in the case of the Contributions Committee, with such persons in each case to be designated prior to the Effective Time.

   Section 7.14 Company Officers. Mr. Charles W. Mueller shall be the Chairman of the Board of Directors, President and Chief Executive Officer of the Company at the Effective Time and Mr. Clifford L. Greenwalt shall be Vice Chairman of the Company's Board of Directors. The other officers of the Company at the Effective Time shall be such officers as may be designated by the Board of Directors of the Company.

   Section 7.15 Boards of Directors of Subsidiaries. At the Effective Time, the Board of Directors of CIPS shall be expanded to include three additional directorships, and shall initially consist of (i) the directors serving immediately prior to the Effective Time and (ii) Mr. Charles W. Mueller and two additional persons designated by Union Electric, which two persons, together with Mr. Charles W. Mueller, shall fill the vacancies created by the expansion of the Board of Directors of CIPS. At the Effective Time, the Board of Directors of Union Electric, as the surviving corporation in the Union Electric Merger, shall initially consist of Mr. Charles W. Mueller, Mr. Clifford L. Greenwalt and such other nominees as shall be determined by the Company.

   Section 7.16 Post-Merger Operations. Following the Effective Time, the Company shall conduct its operations in accordance with the following:

   (a) Principal Corporate Offices. The principal corporate office of the Company shall be located in St. Louis, Missouri. From the Effective Time CIPS shall maintain its principal corporate office in Springfield, Illinois.

   (b) Maintenance of Separate Existence. CIPS shall continue its separate corporate existence, operating under the name "Central Illinois Public Service Company".

   (c) Charities. After the Effective Time, the Company shall provide charitable contributions and community support within the service areas of the parties and each of their respective subsidiaries at levels substantially comparable to the levels of charitable contributions and community support provided by the parties and their respective subsidiaries within their service areas within the two-year period immediately prior to the Effective Time.

   Section 7.17 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by CIPSCO and Union Electric.

   Section 7.18 Further Assurances. Each party will, and will cause its Direct Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof. The parties expressly acknowledge and agree that, although it is their current intention to effect a business combination among themselves in the form contemplated by this Agreement, it may be preferable to effectuate such a business combination by means of an alternative structure in light of the conditions set forth in
Section 8.1(e), Section 8.2(e), and Section 8.3(e). Accordingly, if the only conditions to the parties' obligations to consummate the Mergers which are not satisfied or waived are receipt of any one or more of the CIPSCO Required Consents, CIPSCO Required Statutory Approvals, Union Electric Required Consents or Union Electric Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for CIPSCO and Union Electric the economic benefits of the Mergers) would result in such conditions being satisfied or waived, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Mergers that so preserves such benefits; provided that, prior to closing any such restructured transaction, all material third-party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Mergers, as applied to such alternative business combination, shall have been satisfied or waived.

   Section 7.19 Charter and By-Law Amendments. Prior to the mailing of the Joint Proxy Statement/Prospectus, Union Electric and CIPSCO shall agree upon amendments to be effected to the articles of incorporation of the Company, and the by-laws of the Company, and the Company shall take all actions necessary so that such amendments become effective no later than the Effective Time.

   Section 7.20 Transfers of Illinois Assets. Prior to the Closing and subject to the next sentence of this Section 7.20, Union Electric shall use reasonable efforts and shall have taken such action as is necessary to effect the transfer of the assets set forth on Schedule 7.20 of this Agreement to CIPS, which transfers shall be effected immediately subsequent to the Company Merger. To the extent any of such assets set forth in Schedule 7.20 cannot be conveyed to CIPS, the parties hereto shall use reasonable efforts to implement alternative arrangements (such as licensing arrangements) with respect to such non-conveyed assets as shall be mutually agreed upon by Union Electric and CIPSCO.


                                  ARTICLE VIII

                                   CONDITIONS

   Section 8.1  Conditions to Each Party's Obligation to Effect the Mergers.
The respective obligations of each party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

   (a) Shareholder Approvals. The Union Electric Shareholders' Approval and the CIPSCO Shareholders' Approval shall have been obtained.

   (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and be continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

   (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

   (d) Listing of Shares. The shares of Company Common Stock issuable in the Mergers pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

   (e) Statutory Approvals. The CIPSCO Required Statutory Approvals and the Union Electric Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or on the Company prospective utility subsidiaries located in the State of Missouri taken as a whole, or on its prospective utility subsidiaries located in the State of Illinois taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

   (f) Pooling. Each of CIPSCO and Union Electric shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to CIPSCO and Union Electric, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP and applicable SEC regulations.

   (g) Dissenters' Rights. The number of Union Electric Dissenting Shares shall not constitute more than 5% of the number of issued and outstanding shares of Union Electric Common Stock and Union Electric Preferred Stock, taken together as a single class for this purpose.

   Section 8.2 Conditions to Obligation of Union Electric to Effect the Mergers. The obligation of Union Electric to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Union Electric in writing pursuant to
Section 9.5:

   (a) Performance of Obligations of CIPSCO. CIPSCO (and/or its appropriate subsidiaries) shall have performed its agreements and covenants contained in Sections 6.1(b) and 6.1(c) and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the CIPSCO Stock Option Agreement required to be performed by it at or prior to the Effective Time.

   (b) Representations and Warranties. The representations and warranties of CIPSCO set forth in this Agreement and the CIPSCO Stock Option Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a CIPSCO Material Adverse Effect.

   (c) Closing Certificates. Union Electric shall have received a certificate signed by the chief financial officer of CIPSCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

   (d) CIPSCO Material Adverse Effect. No CIPSCO Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a CIPSCO Material Adverse Effect.

   (e) CIPSCO Required Consents. The CIPSCO Required Consents the failure of which to obtain would have a CIPSCO Material Adverse Effect shall have been obtained.

   (f) Affiliate Agreements. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of CIPSCO, substantially in the form of Exhibit 7.8, as provided in Section 7.8.

   (g) Tax Opinion. Union Electric shall have received an opinion of Wachtell, Lipton, Rosen & Katz satisfactory in form and substance to Union Electric, dated as of the Closing Date, to the effect that (i) the Union Electric Merger will be treated as a tax-free reorganization under Section 368(a) of the Code, and/or
(ii) the Mergers, taken together, will be treated as an exchange under Section 351 of the Code.

   Section 8.3 Conditions to Obligation of CIPSCO to Effect the Mergers. The obligation of CIPSCO to effect the CIPSCO Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by CIPSCO in writing pursuant to Section 9.5:

   (a) Performance of Obligations of Union Electric. Union Electric (and/or its appropriate subsidiaries) will have performed its agreements and covenants contained in Sections 6.1(b) and 6.1(c) and will have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the Union Electric Stock Option Agreement required to be performed at or prior to the Effective Time.

   (b) Representations and Warranties. The representations and warranties of Union Electric set forth in this Agreement and the Union Electric Stock Option Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Union Electric Material Adverse Effect.

   (c) Closing Certificates. CIPSCO shall have received a certificate signed by the chief financial officer of Union Electric, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

   (d) Union Electric Material Adverse Effect. No Union Electric Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Union Electric Material Adverse Effect.

   (e) Union Electric Required Consents. The Union Electric Required Consents the failure of which to obtain would have a Union Electric Material Adverse Effect shall have been obtained.

   (f) Affiliate Agreements. The Company shall have received Affiliate Agreements, duly executed by each "affiliate" of Union Electric substantially in the form of Exhibit 7.8, as provided in Section 7.8.

   (g) Tax Opinion. CIPSCO shall have received an opinion of Jones, Day, Reavis & Pogue satisfactory in form and substance to CIPSCO, dated as of the Closing Date, to the effect that the Company Merger will be treated as a tax-free reorganization under Section 368(a) of the Code.



                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

   (a) by mutual written consent of the Boards of Directors of CIPSCO and Union Electric;

   (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the second anniversary of the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(e), 8.2(e) and/or 8.3(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the thirty month anniversary of the date hereof;

   (c) by any party hereto, by written notice to the other parties, if the Union Electric Shareholders' Approval shall not have been obtained at a duly held Union Electric Special Meeting, including any adjournments thereof, or the CIPSCO Shareholders' Approval shall not have been obtained at a duly held CIPSCO Special Meeting, including any adjournments thereof;

   (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

   (e) by Union Electric, upon two days' prior notice to CIPSCO, if, as a result of a tender offer by a party other than CIPSCO or any of its affiliates or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination") by a party other than CIPSCO or any of its affiliates, the Board of Directors of Union Electric determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Union Electric shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by CIPSCO in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Union Electric shall, and shall cause its respective financial and legal advisors to, negotiate with CIPSCO to make such adjustments in the terms and conditions of this Agreement as would enable Union Electric to proceed with the transactions contemplated herein on such adjusted terms;

   (f) by CIPSCO, upon two days' prior notice to Union Electric, if, as a result of a tender offer by a party other than Union Electric or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than Union Electric or any of its affiliates, the Board of Directors of CIPSCO determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of CIPSCO shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Union Electric in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, CIPSCO shall, and shall cause its respective financial and legal advisors to, negotiate with Union Electric to make such adjustments in the terms and conditions of this Agreement as would enable CIPSCO to proceed with the transactions contemplated herein on such adjusted terms;

   (g) by CIPSCO, by written notice to Union Electric, if (i) there exist breaches of the representations and warranties of Union Electric made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Union Electric Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Union Electric of notice in writing from CIPSCO, specifying the nature of such breaches and requesting that they be remedied, (ii) Union Electric (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the Union Electric Stock Option Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by Union Electric of notice in writing from CIPSCO, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Union Electric or any committee thereof (A) shall withdraw or modify in any manner adverse to CIPSCO its approval or recommendation of this Agreement or the Union Electric Merger, (B) shall fail to reaffirm such approval or recommendation upon CIPSCO's request, (C) shall approve or recommend any acquisition of Union Electric or a material portion of its assets or any tender offer for shares of capital stock of Union Electric, in each case, by a party other than CIPSCO or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C);

   (h) by Union Electric, by written notice to CIPSCO, if (i) there exist material breaches of the representations and warranties of CIPSCO made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a CIPSCO Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by CIPSCO of notice in writing from Union Electric, specifying the nature of such breaches and requesting that they be remedied, (ii) CIPSCO (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the CIPSCO Stock Option Agreement, and such failure to perform or comply shall not have been remedied within 20 days after receipt by CIPSCO of notice in writing from Union Electric, specifying the nature of such failure and requesting that it be remedied; or
(iii) the Board of Directors of CIPSCO or any committee thereof (A) shall withdraw or modify in any manner adverse to Union Electric its approval or recommendation of this Agreement or the CIPSCO Merger, (B) shall fail to reaffirm such approval or recommendation upon Union Electric's request, (C) shall approve or recommend any acquisition of CIPSCO or a material portion of its assets or any tender offer for the shares of capital stock of CIPSCO, in each case by a party other than Union Electric or any of its affiliates or (D) shall resolve to take any of the actions specified in clause (A), (B) or
(C); or

   (i) by either Union Electric or CIPSCO, by written notice to the other party, if (A) a third party acquires securities representing greater than 50% of the voting power of the outstanding voting securities of such other party or (B) individuals who as of the date hereof constitute the board of directors of such other party (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of such party was approved by a vote of a majority of the directors of such party then still in office who are either directors as of the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such party then in office.

   Section 9.2 Effect of Termination. Subject to Section 10.1(b), in the event of termination of this Agreement by either CIPSCO or Union Electric pursuant to
Section 9.1 there shall be no liability on the part of either CIPSCO or Union Electric or their respective officers or directors hereunder, except that
Section 7.17 and Section 9.3, the agreement contained in the last sentence of
Section 7.1, Section 10.2 and Section 10.8 shall survive the termination.

   Section 9.3  Termination Fee; Expenses.

   (a) Termination Fee upon Breach or Withdrawal of Approval. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) Section 9.1(g)(i) or (ii) or (y) Section 9.1(h)(i) or (ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $10 million; provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and (ii) if (x) at the time of the breaching party's willful breach of this Agreement, there shall have been a third-party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination shall not have been rejected by such party and its board of directors and withdrawn by the third party, and (y) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such breaching party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a subsidiary or of such Business Combination, will pay to the non-breaching party an additional fee equal to $30 million in cash; provided that in no event shall the additional termination fee provided for in Section 9.3(b) be payable if the additional fee referred to in this Section 9.3(a)(ii) has been paid.

   (b) Additional Termination Fee. If (i) this Agreement (x) is terminated by any party pursuant to Section 9.1(e) or Section 9.1(f), (y) is terminated following a failure of the shareholders of any one of the parties to grant the necessary approvals described in Section 4.13 and Section 5.13 or (z) is terminated as a result of such party's material breach of Section 7.4, and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been
(A) rejected by such party and its board of directors and (B) withdrawn by the third-party, and (iii) within two and one-half years of any such termination described in clause (i) above, the party or its affiliate which is the subject of the tender offer or offer or proposal with respect to a Business Combination (the "Target Party") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Business Combination, will pay to the other party a termination fee equal to $30 million in cash plus the out-of-pocket fees and expenses incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement).

   (c)  Expenses.  The parties agree that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

   (d) Limitation of Termination Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable to Union Electric and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the CIPSCO Stock Option Agreement shall not exceed $50 million and the aggregate amount payable to CIPSCO and its affiliates pursuant to Section 9.3(a), Section 9.3(b) and the terms of the Union Electric Stock Option Agreement shall not exceed $50 million (including, in each case, reimbursement for fees and expenses payable pursuant to this Section 9.3). For purposes of this Section 9.3(d), the amount payable pursuant to the terms of the CIPSCO Stock Option Agreement, as the case may be, shall be the amount paid pursuant to Section 7(a)(i) and 7(a)(ii) thereof.

   Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of CIPSCO and Union Electric and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under Article II, or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of CIPSCO capital stock or Union Electric capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE X

                               GENERAL PROVISIONS

   Section 10.1 Non-Survival; Effect of Representations and Warranties. (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II, Section 7.5, Section 7.9, Section 7.10, Section 7.11, Section 7.14, Section 7.15,
Section 7.16, Section 7.17 and Section 10.7.

   (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i) (or pursuant to any other subsection of Section 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(g)(i) or Section 9.1(h)(i)).

   Section 10.2 Brokers. CIPSCO represents and warrants that, except for Morgan Stanley & Co., Inc. whose fees have been disclosed to Union Electric prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CIPSCO. Union Electric represents and warrants that, except for Goldman, Sachs & Co., whose fees have been disclosed to CIPSCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Union Electric.

   Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a)  If to CIPSCO, to:

               CIPSCO Incorporated
               607 East Adams Street
               Springfield, IL  62739

               Attention:  Craig D. Nelson, Treasurer
                           Telephone:  (217) 525-5315
                           Telecopy:   (217) 535-5067

               with a copy to:

               Jones, Day, Reavis & Pogue
               77 West Wacker Drive
               Chicago, Illinois  60601
               Attention:  Robert A. Yolles, Esq.

               Telephone:  (312) 782-3939
               Telecopy:   (312) 782-8585

   (b)  If to Union Electric, to:

               Union Electric Company
               1901 Chouteau Avenue
               P.O. Box 149
               St. Louis, MO  63166

               Attention:  Donald E. Brandt,
                           Chief Financial Officer
                           Telephone:  (314) 554-2473
                           Telecopy:   (314) 554-3066

               with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Seth A. Kaplan, Esq.

               Telephone:  (212) 403-1000
               Telecopy:   (212) 403-2000

   Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MGBCL or the IBCA.

   Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company
(a) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by Union Electric pursuant to
Section 7.13 shall be entitled during the three year period commencing at the Effective Time (the "Three Year Period") to enforce the provisions of Section 7.9, Section 7.10, Section 7.11 and Section 7.14 on behalf of the Union Electric officers, directors and employees, as the case may be, and (b) a majority of the directors (or their successors) serving on the Board of Directors of the Company who are designated by CIPSCO pursuant to Section 7.13 shall be entitled during the Three Year Period to enforce the provisions of, Sections 7.9,

Section 7.10, Section 7.11, and Section 7.14 on behalf of the CIPSCO officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this Section 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this Section 10.7.

   Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to Section 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

   Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York.

        IN WITNESS WHEREOF, Union Electric and CIPSCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   UNION ELECTRIC COMPANY


                                   By:  /s/ Charles W. Mueller
                                        -------------------------
                                        Name:  Charles W. Mueller
Attest: /s/ James C. Thompson           Title: President
        ---------------------
          Secretary



                                   CIPSCO INCORPORATED


                                   By:  /s/ Clifford L. Greenwalt
                                   -------------------------
                                   Name:  Clifford L. Greenwalt
Attest: /s/ William A. Koertner    Title: President
        -----------------------
          Secretary



                                   ARCH HOLDING CORP.


                                   By:  /s/Donald E. Brandt
                                        -------------------
                                   Name:  Donald E. Brandt
Attest:/s/ William E. Jaudes       Title: President
       ---------------------
          Secretary



                                   ARCH MERGER INC.


                                   By:  /s/Donald E. Brandt
                                        -------------------
                                   Name:  Donald E. Brandt
Attest:/s/ William E. Jaudes       Title: President
       ---------------------
          Secretary

                            INDEX OF DEFINED TERMS


1935 Act...................................................      9
Affiliate Agreement........................................     55
Affiliated Employees.......................................     56
Agreement..................................................      1
Articles of Incorporation..................................      3
Atomic Energy Act..........................................     13
Business Combination.......................................     68
Business Combination Proposal..............................     60
By-Laws....................................................      3
Callaway...................................................     39
Certificates...............................................      6
CIPS.......................................................     10
CIPS 401(k) Plans..........................................     41
CIPS Common Stock..........................................     10
CIPS No-Par Preferred Stock................................     10
CIPS Preferred Stock.......................................     10
CIPSCO.....................................................      1
CIPSCO Benefit Plans.......................................     17
CIPSCO Common Stock........................................      4
CIPSCO Disclosure Schedule.................................     54
CIPSCO Dissenting Shares...................................      6
CIPSCO Exchange Ratio......................................      5
CIPSCO Financial Statements................................     13
CIPSCO Joint Venture.......................................     10
CIPSCO Material Adverse Effect.............................     14
CIPSCO MIP.................................................     57
CIPSCO Required Consents...................................     12
CIPSCO Required Statutory Approval.........................     12
CIPSCO Shareholders' Approval..............................     23
CIPSCO SEC Reports.........................................     13
CIPSCO Special Meeting.....................................     52
CIPSCO Stock Option Agreement..............................      1
CIPSCO Subsidiary..........................................      9
Closing....................................................      8
Closing Agreement..........................................     16
Closing Date...............................................      8
Code.......................................................     16
Company....................................................      1
Company Common Stock.......................................      4
Company Effective Time.....................................      3
Company Merger.............................................      2
Company Replacement Plans..................................     57
Company Shares.............................................      6
Company Stock Plan.........................................     57
Committee..................................................     57
Confidentiality Agreement..................................     49
Converted Shares...........................................      6
Direct Subsidiary..........................................      9
Disclosure Schedules.......................................     54
Effective Time.............................................      3
Environmental Claim........................................     22
Environmental Laws.........................................     22
Environmental Permits......................................     21
ERISA......................................................     17
ERISA Affiliate............................................     19
Exchange Act...............................................     13
Exchange Agent.............................................      6
Exchange Ratios............................................      5
FERC.......................................................     13
Final Order................................................     64
GAAP.......................................................     13
Governmental Authority.....................................     12
Hazardous Material.........................................     23
HSR Act....................................................     51
IBCL.......................................................      3
Indemnified Liabilities....................................     53
Indemnified Parties........................................     53
Indemnified Party..........................................     53
Initial Termination Date...................................     68
IRS........................................................     18
Joint Proxy/Registration Statement.........................     50
Joint Venture..............................................      9
Liens......................................................     11
Merger Sub.................................................      1
Merger Sub Common Stock....................................      4
Mergers....................................................      1
MGBCL......................................................      2
NRC........................................................     13
NYSE.......................................................      7
PBCG.......................................................     18
PCBs.......................................................     23
Power Act..................................................     13
Proxy Statement............................................     14
Registration Statement.....................................     14
Release....................................................     23
Representatives............................................     49
Restricted Investments.....................................     48
SEC........................................................     13
Securities Act.............................................     13
Stock Plans................................................     59
Subsidiary.................................................      9
Target Party...............................................     72
Task Force.................................................     47

Tax Return.................................................     15
Tax Ruling.................................................     16
Taxes......................................................     15
Three Year Period..........................................     76
Union Electric.............................................      1
Union Electric Benefit Plans...............................     33
Union Electric Common Stock................................      4
Union Electric Disclosure Schedule.........................     54
Union Electric Dissenting Shares...........................      5
Union Electric Dividend Units..............................     58
Union Electric Effective Time..............................      3
Union Electric EIP.........................................     57
Union Electric Exchange Ratio..............................      4
Union Electric Financial Statements........................     29
Union Electric Joint Venture...............................     25
Union Electric LTIP........................................     41
Union Electric Material Adverse Effect.....................     30
Union Electric Merger......................................      2
Union Electric Preference Stock............................     26
Union Electric Preferred Stock.............................      4
Union Electric Required Consents...........................     28
Union Electric Required Statutory Approvals................     28
Union Electric SEC Reports.................................     29
Union Electric Shareholders' Approval......................     38
Union Electric Special Meeting.............................     52
Union Electric Stock Option Agreement......................      1
Union Electric Stock Option................................     58
Union Electric Subsidiary..................................     25
Union Electric Unrestricted Subsidiaries...................     26
Violation..................................................     11

                                      -2-